Exhibit 99.1
CyrusOne Inc. Expands Unsecured Credit Facility to $1.55 Billion, Extends Maturity Date, and Reduces Borrowing Rates
DALLAS (November 21, 2016) — CyrusOne Inc. (NASDAQ: CONE), a premiere global data center REIT, today announced that its operating partnership, CyrusOne LP, has entered into an amended senior unsecured credit agreement, increasing the total size of the facility to $1.55 billion. The size of the revolving credit facility has been increased by $350 million to $1.0 billion, and the interest rate margin applicable to the revolving loans based on the Company’s current leverage level has been decreased by 15 basis points to LIBOR plus 1.55%. The maturity of the revolving credit facility has been extended to November 2020 including a one-year extension option which, if exercised by the Company, would extend the final maturity to November 2021. In addition to the revolving credit facility, the credit agreement includes two term loans totaling $550 million, each of which was outstanding prior to the execution of the amended agreement. The interest rate margin applicable to each term loan based on the Company’s current leverage level has also been decreased by 15 basis points to LIBOR plus 1.50%. The maturity of the $300 million term loan has been extended to January 2022, while the maturity of the $250 million term loan remains September 2021. The credit agreement contains an accordion feature that allows the Company to obtain up to $300 million in additional revolving or term loan commitments.
“The more than 50% increase in capacity under our revolving credit facility, coupled with the extension of the facility's maturity dates, provides us substantial financial flexibility and liquidity to fund the strong growth outlook for our business at very attractive interest rates,” said Diane Morefield, Chief Financial Officer. “Combined with the $214 million forward equity available to us through August 1, 2017, this transaction positions us very well to meet our financing requirements. We would like to thank our entire lending group for their continued support of CyrusOne.”
CyrusOne engaged KeyBank National Association to serve as administrative agent, JPMorgan Chase Bank, N.A., to serve as syndication agent, KeyBanc Capital Markets Inc., JPMorgan Chase Bank, N.A., and TD Securities (USA) LLC, to serve as joint lead arrangers, and SunTrust Bank and Citizens Bank, N.A., to serve as co-documentation agents. Also participating in the credit facility are Bank of America, N.A., Barclays Bank PLC, Citibank N.A., CoBank, ACB, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Raymond James Bank, N.A., Royal Bank of Canada, Synovus Bank, The Bank of Tokyo - Mitsubishi UFJ, Ltd., The Toronto-Dominion Bank, New York Branch, and Woodforest National Bank.
Safe Harbor
This release and the documents incorporated by reference herein contain forward-looking statements regarding future events and our future results that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "predicts," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "endeavors," "strives," "may," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including CyrusOne's Form 10-K report, Form 10-Q reports, and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.
About CyrusOne
CyrusOne (NASDAQ: CONE) is a high-growth real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. The company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for more than 950 customers, including nine of the Fortune 20 and 180 of the Fortune 1000 or equivalent-sized companies.
CyrusOne’s data center offerings provide the flexibility, reliability, and security that enterprise and cloud customers require, and are delivered through a tailored, customer-service-focused platform designed to foster long-term relationships. CyrusOne’s National IX platform provides robust connectivity options to drive revenue, reduce expenses, and improve service quality for enterprises, content, and telecommunications companies. CyrusOne is committed to full transparency in communication, management, and service delivery throughout its 35 data centers worldwide. Additional information about CyrusOne can be found at www.CyrusOne.com.
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Investor Relations
Michael Schafer
972-350-0060
investorrelations@cyrusone.com